EXHIBIT 16

October 1, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for First Community Financial Corporation and subsidiary (the “Corporation”). We have read the Corporation’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Corporation’s Current Report on Form 8-K dated October 1, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Beard Miller Company LLP